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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                                        Contact:
                                                                   Daniel Briggs
                                  Vice President, Finance and Investor Relations
                                                                  (212) 907-6134

                                                           The BISYS Group, Inc.
                                                                     (NYSE: BSG)
                                                                   www.bisys.com



          BISYS(R)ANNOUNCES RECEIPT OF CONSENT AND WAIVER UNDER SENIOR
                           UNSECURED CREDIT FACILITY


NEW YORK, N.Y. (June 14, 2005) -- BISYS announced today that it has obtained a consent and waiver from the lenders under its Senior Unsecured Credit Facility (the "Credit Facility"). The consent and waiver relates to the default under the Credit Facility that occurred when the Company was unable to file on a timely basis its Form 10-Q for its third fiscal quarter ended March 31, 2005, and to deliver the related compliance certificate for that fiscal quarter. The filing of this quarterly report is being delayed pending completion of the previously disclosed investigation being conducted by the Company's Audit Committee.

Under the terms of the consent and waiver, the cure period for the default with respect to the filing of the aforementioned Form 10-Q and the delivery of the related compliance certificate has been extended to August 1, 2005. In addition, the Company has agreed that it will not request additional credit extensions under the Credit Facility (except for renewals of outstanding letters of credit) during the extension period.

The Company believes that its operating cash flows and cash on hand will be sufficient to support its near term working capital and other cash requirements, and that additional credit under the Credit Facility will not be necessary through the extension date.


                                     -more-


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About BISYS

The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation's largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS' Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.


Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting The BISYS Group, Inc.'s operations, markets, services and related products, prices and other factors discussed in The BISYS Group, Inc.'s periodic filings with the Securities and Exchange Commission.


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